Exhibit 99.1

News Release

Contact: Ed Loyd, 513-784-8935, eloyd@chiquita.com

CHIQUITA REPORTS FOURTH QUARTER AND FULL-YEAR 2008 RESULTS

•	Comparable full-year 2008 income from continuing operations improved $56 million despite recessionary environment

•	Q4 includes non-cash goodwill impairment charge of $375 million at Fresh Express

•	Comparable 2008 full-year EPS of $1.12; Reported EPS of $(7.43), including charges

•	Expect to improve full-year net income and EPS in 2009 on a comparable basis

CINCINNATI – Feb. 19, 2009 – Chiquita Brands International, Inc. (NYSE: CQB) today released financial and operating results for the fourth quarter and full-year 2008. All figures in this press release are for continuing operations, unless otherwise noted.

For the full year, net sales increased by 4 percent to $3.6 billion, and the company reported a loss from continuing operations of $325 million, or $(7.43) per diluted share, versus a loss of $46 million, or $(1.14) per diluted share, in 2007. On a comparable basis, the company reported income from continuing operations of $49 million, or $1.12 per diluted share, versus a loss of $7 million, or $(0.23) per diluted share, in 2007. The comparable basis amounts exclude certain items affecting comparability, including a non-cash goodwill impairment charge taken in the fourth quarter of $375 million, or $(8.58) per diluted share, for Fresh Express, as further described below under “Items affecting comparability.”

For the fourth quarter, net sales were flat year-over-year at $839 million, and the company reported a loss from continuing operations of $411 million, or $(9.27) per diluted share, versus a loss of $23 million, or $(0.59) in the fourth quarter of 2007. On a comparable basis, the loss from continuing operations for the quarter was $33 million, or $(0.74) per diluted share, versus income of $3 million, or $0.02 per diluted share, in 2007.

“We overcame unprecedented cost challenges in 2008 and significantly improved comparable full-year results versus 2007,” said Fernando Aguirre, chairman and chief executive officer. “We sold non-strategic assets, strengthened our financial position, reduced controllable costs, extended our geographic growth and continued positioning the company for long-term success.”

Mr. Aguirre added, “Our fourth quarter results were lower year-over-year due to higher costs including flood impacts, a weaker euro, and lower performance in salads. We took a non-cash goodwill impairment charge for Fresh Express in the fourth quarter, primarily due to current economic conditions and lower category growth expectations. Although the economic environment is uncertain, we expect to improve full-year results in 2009 on a comparable basis. We believe we have the right products and strategy to leverage global health and wellness trends and are executing our profit improvement plans in salads, maintaining our focus on profitability in bananas, and innovating toward higher-margin products.”

2008 FULL-YEAR SUMMARY

(The following table shows adjustments made in “Income (loss) from continuing operations” and EPS from continuing operations between comparable and GAAP results presentation. See “Items affecting comparability” below for description of items excluded on a comparable basis, including descriptions of how these items affect the results of reportable segments. Exhibit B provides a similar reconciliation by segment of “Operating income (loss).”)

	Income (loss) From Continuing Operations		Diluted EPS From Continuing Operations[1]
	FY 2008	FY 2007	FY 2008	FY 2007
Comparable results (Non-GAAP)	$48.6	$(6.9)	$1.12	$(0.23)
Asset impairments	(374.5)	—	(8.56)	—
Restructuring costs	(6.9)	(25.9)	(0.16)	(0.61)
Loss on divestitures	—	(10.0)	—	(0.24)
Other items	7.6	(2.9)	0.17	(0.06)

Reported results (GAAP)	$(325.2)	$(45.7)	$(7.43)	$(1.14)

[1]	Shares used for diluted EPS calculation are on an as reported basis.

Net Sales: Annual sales increased 4 percent year-over-year to $3.6 billion, as a result of higher banana pricing in each of the company’s markets and favorable average exchange rates, partially offset by lower banana volumes in core European markets.

Comparable Results: Comparable income from continuing operations results for the full-year 2008 improved by $56 million, to $49 million, due to higher global banana pricing, favorable average exchange rates and savings from the company’s 2007 business restructuring, partially offset by higher sourcing costs in the banana segment and declines in the salads and healthy snacks operations.

Cash, Debt and Liquidity: At December 31, 2008, the company had $77 million in cash and $129 million of borrowing capacity under a five-year revolving credit facility with a syndicate of commercial banks. Debt at year-end 2008 was $777 million, reflecting the third straight year of debt reduction. The company has a solid capital structure and no more than $20 million in debt maturities in any year until 2014. The non-cash goodwill impairment charge in the fourth quarter of 2008 has no effect on the company’s liquidity, covenant compliance, or borrowing capacity.

Banana Segment: Net sales for the segment increased 12 percent to $2.1 billion, principally as a result of improved pricing in bananas and higher average euro exchange rates. On a comparable basis, operating income improved 65 percent to $184 million, compared to $112 million in 2007, due to pricing and euro exchange rates that more than offset higher sourcing and logistics costs and lower volume in the company’s core European markets.

Salads and Healthy Snacks Segment: Net sales increased 2 percent to $1.3 billion primarily due to higher pricing, including fuel surcharges, in retail salads and foodservice. On a comparable basis, operating loss was $25 million, versus income of $13 million in 2007, due to higher fuel and raw product costs, network inefficiencies during the consolidation of processing and distribution centers, increased investment in new products including the successful expansion of Just Fruit in a Bottle in Europe and single-serve Gourmet Café salads. The total operating losses invested in the start-up and expansion of Just Fruit in a Bottle in Europe was $26 million for the year.

Other Produce: Net sales decreased 31 percent to $244 million due primarily to the elimination of both local sales from previously owned operations in Chile and lower-margin sales of Mexican-sourced vegetables. On a comparable basis, operating income was $10 million, versus $5 million in 2007.

FOURTH QUARTER 2008 RESULTS

(The following table shows adjustments made in “Income (loss) from continuing operations” and EPS from continuing operations between comparable and GAAP results presentation. See “Items affecting comparability” below for description of items excluded on a comparable basis, including descriptions of how these items affect the results of reportable segments. Exhibit B provides a similar reconciliation by segment of “Operating income (loss).”)

	Income (loss) From Continuing Operations		Diluted EPS From Continuing Operations[1]
	Q4 2008	Q4 2007	Q4 2008	Q4 2007
Comparable results (Non-GAAP)	$(32.8)	$3.4	$(0.74)	$0.02
Asset impairments	(374.5)	—	(8.44)	—
Restructuring costs	(5.2)	(25.9)	(0.12)	(0.61)
Other items	1.4	—	0.03	—

Reported results (GAAP)	$(411.1)	$(22.5)	$(9.27)	$(0.59)

[1]	Shares used for diluted EPS calculation are on an as reported basis.

Net Sales: Net sales were flat at $839 million as higher local banana prices were offset by weaker euro exchange rates, a unit volume decline in retail and foodservice salads sales, and the elimination of both non-Chiquita sales in Chile and lower-margin sales of Mexican vegetables in the Other Produce segment.

Comparable Results: On a comparable basis, the results from continuing operations for the quarter swung to a loss of $33 million from income of $3 million in the year-ago quarter due to higher banana production and logistics costs (including flood-related costs), lower average euro exchange rates and lower volumes in Salads and Healthy Snacks, partially offset by higher banana pricing in North America and savings from the company’s 2007 business restructuring.

Banana Segment: Net sales for the segment increased 9 percent to $496 million principally as a result of improved pricing in North America, which more than offset the impact of lower average euro exchange rates (outlined in Exhibit E). Comparable operating income was $13 million versus $32 million in the year-ago period. The decrease was due to higher product sourcing costs including the impact of flooding in Panama and Costa Rica and lower average euro exchange rates. Flooding impacted the fourth quarter by approximately $8 million in higher costs, and is expected to have an incremental impact of close to $30 million in 2009 due to the costs to source and ship replacement volume.

Salads and Healthy Snacks Segment: Net sales decreased 10 percent to $295 million, mostly due to lower volumes, which were partly offset by higher pricing and fuel surcharges. Foodservice volume decreased 25 percent as the company elected not to renew certain foodservice contracts with customers unwilling to accept price increases, and retail value-added salads volumes declined 4 percent, roughly in line with category performance. Comparable operating loss was $14 million, compared to a loss of $2 million in the year-ago period, due to higher brand development, marketing and innovation spending in North American salads (such as the expansion of innovative products), increases in raw product costs in salad operations, and increased investment in the successful expansion of Just Fruit in a Bottle in Europe. The operating losses invested in the start-up of Just Fruit in a Bottle in Europe were $8 million for the fourth quarter of 2008.

Other Produce: Net sales decreased 17 percent to $48 million due primarily to a decline in lower-margin sales of Mexican vegetables. Comparable operating income was $2 million compared to breakeven in the year-ago period.

2009 OUTLOOK

While the company will continue to face challenges in 2009, particularly given uncertainty in the global economic environment, management expects to deliver improved full-year results in 2009, on a comparable basis, through both profit-improvement strategies and cost reduction initiatives. The company intends to continue to use free cash flow primarily for debt reduction.

In the Banana segment, the overall supply and demand balance from Latin America remains relatively favorable and consumer demand remains stable. Banana sourcing and production costs are expected to increase in 2009 compared to 2008 due to purchased fruit contract pricing, government-imposed exit prices, and close to $30 million of incremental sourcing and logistics costs from flooding that occurred late in 2008 in Costa Rica and Panama. Reductions in fuel-related costs are expected to be partly offset by fuel hedging results, which would generate a loss in 2009 at current market forward rates compared to a gain in 2008. Banana pricing is expected to be relatively stable in North America, despite a significant decline in the amount of fuel-related surcharges. Local European banana pricing is less certain due in part to higher first-half volumes from the French West Indies compared to the post-Hurricane Dean-period a year ago, and the expected lower value of the euro, which averaged $1.47/€ in 2008, and for which the company is approximately 75 percent hedged at $1.39/€ in 2009, compared to a current spot rate of approximately $1.27/€.

In the Salads and Healthy Snacks segment, the company expects to generate improved results in 2009, on a comparable basis, in both salads and healthy snacks. The profit-improvement strategies in salads focus on increasing pricing, eliminating unprofitable contracts and products, modifying pricing to recover fuel-related cost increases, improving the efficiency of its manufacturing and distribution network, and improving merchandising. As part of these initiatives, the company elected not to renew certain foodservice contracts with customers unwilling to accept certain price increases; and, as a result, the company expects that its foodservice volume could decline by as much as 50 percent in 2009. In healthy snacks, the company expects as much as $10 million in lower operating losses from the start-up of Just Fruit in a Bottle in Europe, in keeping with the target for individual markets to reach breakeven by the end of their third year after market launch.

In addition to the company’s overall business outlook, the following chart summarizes management’s estimates of certain key items for 2009:

(in millions)	FY 2008 Actual	FY 2009 Estimate
Capital Expenditures	$63	$55-65
Depreciation & Amortization	$73	$65-69
Gross Interest Expense [1,2]	$67	$58-62
Net Interest Expense [1,2]	$60	$52-56

[1]	2008 excludes $9 million for the write-off of deferred financing fees related to the refinancing of the company’s credit facility in the first quarter.
[2]

2009 excludes $7 million of non-cash interest expense due to the adoption of FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (including partial cash settlement).”

CONFERENCE CALL

Chiquita will hold a conference call for investors to discuss its results at 4:30 p.m. EDT today. Access to a live audio webcast is available at www.chiquita.com and a replay will be available until March 5, 2009. Toll-free telephone access will be available by dialing 1-888-726-2459 in the United States and +913-312-0732 from international locations. To access the phone replay, dial 1-888-203-1112 from the United States and +719-457-0820 from international locations and enter the access code 4064878.

NON-GAAP MEASUREMENTS

The company reports its financial results in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP). In an effort to provide investors with additional information regarding the company’s results and to provide a more meaningful year-over-year comparison of the company’s financial performance, the company sometimes uses non-GAAP measures as defined by the Securities and Exchange Commission. The differences between the U.S. GAAP and non-GAAP financial measures are reconciled in the text of this press release and in attached schedules, and are more fully described below in “Items affecting comparability.” In presenting comparable results, the company discloses non-GAAP financial measures which it believes will be useful to investors. Management uses the non-GAAP financial measures to evaluate the company’s financial performance against internal budgets and targets, including those associated with incentive compensation plans, because it believes that these non-GAAP financial measures are useful for evaluating the company’s core operating results and facilitating comparison across reporting periods. Importantly, non-GAAP financial measures should be considered in addition to, and not instead of, U.S. GAAP financial measures. In addition, the non-GAAP measures the company is using may differ from non-GAAP measures that other companies use.

ITEMS AFFECTING COMPARABILITY

(See Exhibit B for Reconciliation of GAAP and Non-GAAP Operating Information)

2008 Items

Asset Impairments: The non-cash Fresh Express goodwill impairment charge of $375 million in the fourth quarter is the result of the company’s 2008 impairment analysis in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” The impairment is included in reported figures for the Salads and Healthy Snacks segment and had an income tax benefit of approximately $1 million. The impairment does not have any impact on the company’s liquidity, covenant compliance, or borrowing capacity.

Restructuring Costs: In the fourth quarter, the company committed to relocate its European headquarters from Belgium to Switzerland, in order to optimize the company’s long-term tax structure. The relocation is expected to be completed in mid-2009. The company expects to incur one-time costs related to this relocation in the range of $19-23 million, of which $5 million was recognized in the fourth quarter of 2008 and $2 million in earlier periods, with most of the remainder expected in the first half of 2009. Restructuring costs are included in reportable figures as a component of operating income, but are not allocated to the reportable segments.

Other Items: Other items in 2008 included a $14 million gain from open-market repurchases of Senior Notes ($10 million in the third quarter and $4 million in the fourth quarter); $8 million of other income, and $3 million in related tax expense in the second quarter from the resolution of claims and the receipt of refunds of certain non-income taxes paid between 1980 and 1990. These items are included in the reportable figures as other income and income tax expense, which are below operating income; they are not allocated to the reportable segments. Other items also include a $3 million impairment charge in the fourth quarter related to the closure of a UK ripening center, which is included in the reportable figures for the Banana segment, and $9 million of deferred financing fee write-offs reported in interest expense in the first quarter as a result of the company’s successful refinancing.

2007 Items

Restructuring Costs: A $26 million charge in Q4 from implementation of a business restructuring plan. Restructuring costs are included in reportable figures as a component of operating income, but are not allocated to the reportable segments.

Gain (Loss) on Divestitures: $10 million in charges were incurred related to the exit of the company’s Chilean operations ($5 million in the first quarter, $1 million in the second quarter, and $4 million in the third quarter). These charges are included in the reportable figures for the Other Produce segment.

Other Items: A $3 million charge in the second quarter related to the settlement of U.S. antitrust litigation. This charge is not allocated to the reportable segments; it is included in the reportable figures as a Corporate expense.

ABOUT CHIQUITA BRANDS INTERNATIONAL, INC.

Chiquita Brands International, Inc. (NYSE: CQB) is a leading international marketer and distributor of high-quality fresh and value-added food products – from energy-rich bananas and other fruits to nutritious blends of convenient green salads. The company markets its healthy, fresh products under the Chiquita® and Fresh Express® premium brands and other related trademarks. With annual revenues of nearly $4 billion, Chiquita employs approximately 23,000 people and has operations in more than 90 countries worldwide. For more information, please visit our web site at www.chiquita.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including: the customary risks experienced by global food companies, such as prices for commodity and other inputs, currency exchange rate fluctuations, industry and competitive conditions (all of which may be more unpredictable in light of uncertainty in the global economic environment), government regulations, food safety and product recalls affecting the company or the industry, labor relations, taxes, political instability and terrorism; unusual weather conditions and crop risks; access to and cost of financing; any negative operating or other impacts from the relocation of the company’s European headquarters to Switzerland; and the outcome of pending litigation and governmental investigations involving the company, and the legal fees and other costs incurred in connection with such items.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita’s financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

# # #

Exhibit A:

CHIQUITA BRANDS INTERNATIONAL, INC.

CONSOLIDATED INCOME STATEMENT — FOURTH QUARTER AND FULL YEAR

(Unaudited - in millions, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Net sales	$839.3	$840.4	$3,609.4	$3,464.8

Operating expenses:
Cost of sales	744.4	704.9	3,067.6	2,949.9
Selling, general and administrative	105.3	93.7	378.3	374.8
Depreciation	15.3	17.0	62.9	72.4
Amortization	2.5	2.5	9.8	9.8
Equity in earnings of investees	(3.3)	6.3	(10.3)	0.4
European headquarters relocation	5.2	—	6.9	—
Goodwill impairment	375.3	—	375.3	—
Restructuring	—	25.9	—	25.9

	1,244.7	850.3	3,890.5	3,433.2

Operating income (loss)	(405.4)	(9.9)	(281.1)	31.6
Interest income	1.8	1.6	7.1	9.8
Interest expense	(15.4)	(19.1)	(75.8)	(86.2)
Other income[1]	4.5	—	22.7	—

Income (loss) from continuing operations before taxes	(414.5)	(27.4)	(327.1)	(44.8)
Income tax benefit (expense) [2]	3.4	4.9	1.9	(0.9)

Income (loss) from continuing operations	(411.1)	(22.5)	(325.2)	(45.7)
Income (loss) from discontinued operations[3]	(0.8)	(3.5)	1.5	(3.3)

Net income (loss)	$(411.9)	$(26.0)	$(323.7)	$(49.0)

Basic earnings per share: [5]
Continuing operations	$(9.27)	$(0.59)	$(7.43)	$(1.14)
Discontinued operations	(0.01)	(0.09)	0.03	(0.08)

	$(9.28)	$(0.68)	$(7.40)	$(1.22)

Diluted earnings per share: [4,5]
Continuing operations	$(9.27)	$(0.59)	$(7.43)	$(1.14)
Discontinued operations	(0.01)	(0.09)	0.03	(0.08)

	$(9.28)	$(0.68)	$(7.40)	$(1.22)

Shares used to calculate basic earnings per share	44.4	42.6	43.7	42.5
Shares used to calculate diluted earnings per share [4]	44.4	42.6	43.7	42.5

[1]

The quarter ended December 31, 2008 includes a net gain of $4 million, or $0.10 per diluted share, related to open market repurchases of senior notes. The year ended December 31, 2008 includes a net gain of $14 million, or $0.32 per diluted share, from the senior notes repurchase program and an $8 million gain from the favorable resolution of a claim related to a non-income tax refund. An offsetting $3 million of related tax expense for the claim resolution is included in “Income tax benefit (expense)” for the year ended December 31, 2008.

[2]

Includes benefits of $5 million and $17 million for the quarter and year ended December 31, 2008, respectively, and $9 million and $14 million for the quarter and year ended December 31, 2007, respectively, primarily due to the resolution of tax contingencies in various jurisdictions and the release of valuation allowance.

[3]	Includes the operating results of Atlanta AG and related operations, as well as the net gain on the sale of Atlanta of less than $1 million.
[4]

Includes any dilutive effect of outstanding warrants and stock options based on the treasury stock method, and the dilutive effect of restricted stock awards. For the quarter and year ended December 31, 2008, the 4.25% convertible senior notes due 2016 did not have a dilutive effect because the average trading price of the common shares was below the initial conversion price of $22.45 per share.

[5]

Earnings available to common shareholders for the quarter and year ended December 31, 2007, used to calculate earnings per share, are reduced by a one-time $2.7 million deemed dividend to a minority shareholder in a joint venture.

Exhibit B:

CHIQUITA BRANDS INTERNATIONAL, INC.

RECONCILIATION OF GAAP AND NON-GAAP INFORMATION

OPERATING INCOME (LOSS) – FULL YEAR

(Unaudited - in millions)

2008 Reconciliation

	Bananas	Salads & Healthy Snacks	Other Produce	Corporate	Restruc- turing	Operating income (loss)
Comparable results (Non-GAAP)	$184.2	$(24.5)	$10.1	$(65.6)	$—	$104.2
Asset impairments	—	(375.3)	—	—	—	(375.3)
Restructuring costs	—	—	—	—	(6.9)	(6.9)
Loss on divestitures	—	—	—	—	—	—
Other items	(3.1)	—	—	—	—	(3.1)

Reported results (U.S. GAAP)	$181.1	$(399.8)	$10.1	$(65.6)	$(6.9)	$(281.1)

2007 Reconciliation

	Bananas	Salads & Healthy Snacks	Other Produce	Corporate	Restruc- turing	Operating income (loss)
Comparable results (Non-GAAP)	$111.9	$13.2	$4.6	$(59.3)	$—	$70.4
Asset impairments	—	—	—	—	—	—
Restructuring costs	—	—	—	—	(25.9)	(25.9)
Loss on divestitures	—	—	(10.0)	—	—	(10.0)
Other items	—	—	—	(2.9)	—	(2.9)

Reported results (U.S. GAAP)	$111.9	$13.2	$(5.4)	$(62.2)	$(25.9)	$31.6

Exhibit B (continued):

CHIQUITA BRANDS INTERNATIONAL, INC.

RECONCILIATION OF GAAP AND NON-GAAP INFORMATION

OPERATING INCOME (LOSS) – FOURTH QUARTER

(Unaudited - in millions)

Q4 2008 Reconciliation

	Bananas	Salads & Healthy Snacks	Other Produce	Corporate	Restruc- turing	Operating income (loss)
Comparable results (Non-GAAP)	$12.8	$(13.8)	$2.0	$(22.8)	$—	$(21.8)
Asset impairments	—	(375.3)	—	—	—	(375.3)
Restructuring costs	—	—	—	—	(5.2)	(5.2)
Loss on divestitures	—	—	—	—	—	—
Other items	(3.1)	—	—	—	—	(3.1)

Reported operating income (loss) (U.S. GAAP)	$9.7	$(389.1)	$2.0	$(22.8)	$(5.2)	$(405.4)

Q4 2007 Reconciliation

	Bananas	Salads & Healthy Snacks	Other Produce	Corporate	Restruc- turing	Operating income (loss)
Comparable results (Non-GAAP)	$31.9	$(1.6)	$(0.1)	$(14.2)	$—	$16.0
Asset impairments	—	—	—	—	—	—
Restructuring costs	—	—	—	—	(25.9)	(25.9)
Loss on divestitures	—	—	—	—	—	—
Other items	—	—	—	—	—	—

Reported operating income (loss) (U.S. GAAP)	$31.9	$(1.6)	$(0.1)	$(14.2)	$(25.9)	$(9.9)

Exhibit C:

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS – FULL YEAR

(Unaudited - in millions, except for percentages and exchange rates)

	Year Ended December 31,		Percent Change Favorable (Unfavorable) vs. 2007
	2008	2007
Net sales by segment
Bananas	$2,060.3	$1,833.3	12.4%
Salads and Healthy Snacks	1,305.0	1,277.2	2.2%
Other Produce	244.1	354.3	(31.1)%

Total net sales	$3,609.4	$3,464.8	4.2%

Comparable segment operating income (loss) [1]
Bananas	$184.2	$111.9	64.6%
Salads and Healthy Snacks	(24.5)	13.2	N/A
Other Produce	10.1	4.6	119.6%
Corporate	(65.6)	(59.3)	(10.6)%

Total operating income (loss)	$104.2	$70.4	48.0%

Comparable operating margin by segment
Bananas	8.9%	6.1%	2.8pts
Salads and Healthy Snacks	(1.9)%	1.0%	(2.9)pts
Other Produce	4.1%	1.3%	2.8pts

SG&A as a percent of sales	10.5%	10.8%	0.3pts

Company banana sales volume[2] (40 lb. boxes)
North America	62.2	61.5	1.1%
Core European Markets[3]	49.2	53.4	(7.9)%
Asia and the Middle East [4]	24.2	19.1	26.7%
Trading Markets[5]	6.8	8.8	(22.7)%

Total	142.4	142.8	(0.3)%

Fresh Express retail value-added salad sales volume (12-count cases)	66.1	65.6	0.8%

Euro average exchange rate, spot (dollars per euro)	$1.47	$1.37	7.3%

Euro average exchange rate, hedged (dollars per euro)	$1.45	$1.33	9.0%

[1]	See detailed description of reconciling items between GAAP and comparable basis figures in Exhibit B and in the text of the press release under the heading titled “Items affecting comparability.”
[2]	Total volume sold includes all banana varieties, such as Chiquita-to-Go, Chiquita minis, organic bananas and plantains.
[3]	The company’s Core European Markets include the 27 member states of the European Union, Switzerland, Norway and Iceland.
[4]	The company primarily operates through joint ventures in this region, where sales are invoiced mostly in U.S. dollars.
[5]	The company’s Trading markets are mainly European and Mediterranean countries that do not belong to the European Union.

Exhibit C (continued):

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS – FOURTH QUARTER

(Unaudited - in millions, except for percentages and exchange rates)

	Quarter Ended December 31,		Change Favorable (Unfavorable) vs. 2007
	2008	2007
Net sales by segment
Bananas	$496.0	$455.4	8.9%
Salads and Healthy Snacks	295.0	326.6	(9.7)%
Other Produce	48.3	58.4	(17.3)%

Total net sales	$839.3	$840.4	(0.1)%

Comparable segment operating income (loss) [1]
Bananas	$12.8	$31.9	(59.9)%
Salads and Healthy Snacks	(13.8)	(1.6)	N/A
Other Produce	2.0	(0.1)	N/A
Corporate	(22.8)	(14.2)	(60.6)%

Total operating loss	$(21.8)	$16.0	N/A

Operating margin by segment
Bananas	2.6%	7.0%	(4.4)pts
Salads and Healthy Snacks	(4.7)%	(0.5)%	(4.2)pts
Other Produce	4.1%	(0.2)%	4.3pts

SG&A as a percent of sales	12.5%	11.2%	(1.3)pts

Company banana sales volume[2] (40 lb. boxes)
North America	15.7	14.9	5.4%
European Core Markets[3]	12.4	12.6	(1.6)%
Asia and the Middle East [4]	7.1	4.7	51.1%
Trading Markets[5]	2.7	2.3	17.4%

Total	37.9	34.5	9.9%

Fresh Express retail value-added salad sales volume (12-count cases)	15.0	15.6	(3.8)%

Euro average exchange rate, spot (dollars per euro)	$1.32	$1.44	(8.3)%

Euro average exchange rate, hedged (dollars per euro)	$1.35	$1.41	(4.3)%

[1]	See detailed description of reconciling items between GAAP and comparable basis figures in Exhibit B and in the text of the press release under the heading titled “Items affecting comparability.”
[2]	Total volume sold includes all banana varieties, such as Chiquita-to-Go, Chiquita minis, organic bananas and plantains.
[3]	The company’s Core European Markets include the 27 member states of the European Union, Switzerland, Norway and Iceland.
[4]	The company primarily operates through joint ventures in this region, where sales are invoiced mostly in U.S. dollars.
[5]	The company’s Trading markets are mainly European and Mediterranean countries that do not belong to the European Union.

Exhibit D:

CHIQUITA AVERAGE BANANA PRICES AND VOLUME

YEAR-OVER-YEAR PERCENTAGE CHANGE - FAVORABLE (UNFAVORABLE)

2008 vs. 2007

(Unaudited)

	Pricing		Volume
Region	Q4	FY	Q4	FY
North America[1]	34%	30%	5%	1%

Core European Markets[2]
U.S. Dollar basis[3]	(7)%	14%
Local Currency	1%	5%	(2)%	(8)%

Asia and the Middle East[4]
U.S. Dollar basis	22%	14%	51%	27%

Trading Markets
U.S. Dollar basis	7%	18%	17%	(23)%

[1]	Pricing includes fuel-related and other surcharges. Total volume sold includes all banana varieties, such as Chiquita-to-Go, Chiquita minis, organic bananas and plantains.
[2]	The company’s Core European Markets include the 27 member states of the European Union, Switzerland, Norway and Iceland.
[3]	Prices on a U.S. dollar basis do not include the impact of hedging.
[4]	The company primarily operates through joint ventures in this region, where sales are invoiced mostly in U.S. dollars.

FRESH EXPRESS RETAIL VALUE-ADDED SALADS

NET REVENUE PER CASE AND VOLUME

YEAR-OVER-YEAR PERCENTAGE CHANGE - FAVORABLE (UNFAVORABLE)

2008 vs. 2007

(Unaudited)

	Net Revenue Per Case		Volume
Region	Q4	FY	Q4	FY
North America[1]	6%	5%	(4)%	1%

[1]	Net revenue per case includes fuel-related surcharges.

Exhibit E:

EUROPEAN CURRENCY

YEAR-OVER-YEAR CHANGE - FAVORABLE (UNFAVORABLE)

2008 vs. 2007

(Unaudited - in millions)

	Q4	FY
Currency Impact (Euro/Dollar)
Revenue	$(20)	$81
Local Costs	7	(25)
Hedging[1]	7	10
Balance sheet translation[2]	(1)	(5)

Net European currency impact	$(7)	$61

[1]

Hedging gains in the fourth quarter 2008 were $4 million compared to costs of $4 million in the fourth quarter 2007. Hedging costs for the full year 2008 were $9 million compared to $19 million for 2007.

[2]

Balance sheet translation was a gain of $2 million for the fourth quarter 2008 and zero for the full year 2008. Balance sheet translation was a gain of $3 million for the fourth quarter 2007 and $5 million for the full year 2007.

Exhibit F:

CHIQUITA BRANDS INTERNATIONAL, INC.

DEBT SCHEDULE – FULL-YEAR 2008

(Unaudited - in millions)

	Dec. 31, 2007	Additions	Payments, Other Reductions	Dec. 31, 2008
Parent Company
7 1/2% Senior Notes [1]	$250.0	$—	$(54.7)	$195.3
8 7/8% Senior Notes [1]	225.0	—	(36.6)	188.4
4.25% Convertible Senior Notes [2]	—	200.0		200.0

Subsidiaries
Term Loans [2]	325.7	200.0	(333.2)	192.5
Revolving Credit Facilities[2]	—	57.0	(57.0)	—
Other	2.5	—	(1.8)	0.7

Total Debt [3]	$803.2	$457.0	$(483.3)	$776.9

CHIQUITA BRANDS INTERNATIONAL, INC.

DEBT SCHEDULE – FOURTH QUARTER 2008

(Unaudited - in millions)

	Sept. 30, 2008	Additions	Payments, Other Reductions	Dec. 31, 2008
Parent Company
7 1/2% Senior Notes [1]	$207.9	$—	$(12.6)	$195.3
8 7/8% Senior Notes [1]	200.8	—	(12.4)	188.4
4.25% Convertible Senior Notes [2]	200.0	—	—	200.0

Subsidiaries
Term Loans [2]	195.0	—	(2.5)	192.5
Revolving Credit Facilities[2]	—	—	—	—
Other	1.0	—	(0.3)	0.7

Total Debt [3]	$804.7	$—	$(27.8)	$776.9

[1]

During September and October 2008, the company repurchased $66 million and $25 million, respectively, principal amount of its senior notes at a discount, by applying $75 million of proceeds from the sale of Atlanta AG.

[2]

The company significantly improved its debt structure by extending debt maturities and obtaining significantly more flexible financial covenants through the issuance of $200 million of convertible notes and the refinancing of its credit facility, comprised of a new $150 million revolving credit facility and a $200 million term loan, during the first quarter 2008.

[3]	Represents continuing operations only; excludes discontinued operations.